Exhibit 99.1

Contacts:
Investor Relations    Media Relations
Greg Ketron    Samuel Wang
(203) 585-6291    (203) 585-2933
For Immediate Release: April 28, 2017

Synchrony Financial Reports First Quarter Net Earnings of $499 Million or $0.61 Per Diluted Share
STAMFORD, Conn. – Synchrony Financial (NYSE: SYF) today announced first quarter 2017 net earnings of $499 million, or $0.61 per diluted share. Highlights for the quarter included:

•	Net interest income increased 12% from the first quarter of 2016 to $3.6 billion

•	Loan receivables grew $8 billion, or 11%, from the first quarter of 2016 to $73 billion

•	Purchase volume increased 7% from the first quarter of 2016

•	Strong deposit growth continued, up $7 billion, or 15%, over the first quarter of 2016

•	Renewed key relationships: Belk, QVC, and Midas

•	Launched Cathay Pacific program and Synchrony Car CareTM credit card

•	Acquired Citi Health Card portfolio and GPShopper

•	Quarterly common stock dividend payment of $0.13 per share and repurchased $238 million of Synchrony Financial common stock

“We continued to execute our business strategies which helped us generate strong organic growth in each of our sales platforms. We are augmenting organic growth with the launch of new programs and the expansion of our network, while remaining focused on the application and development of digital innovations and analytics capabilities. Furthermore, we continued strong growth in our direct deposit platform, which supports our operating objectives,” said Margaret Keane, President and Chief Executive Officer of Synchrony Financial. “We have maintained solid returns and a strong balance sheet as we continue to focus on growth and returning capital to shareholders.”

Business and Financial Highlights for the First Quarter of 2017
All comparisons below are for the first quarter of 2017 compared to the first quarter of 2016, unless otherwise noted.
Earnings

•	Net interest income increased $378 million, or 12%, to $3.6 billion, primarily driven by strong loan receivables growth. Net interest income after retailer share arrangements increased 14%.

•	Provision for loan losses increased $403 million to $1,306 million due primarily to higher loan loss reserve build and loan receivables growth.

•	Other income was up $1 million to $93 million.

•	Other expense increased $108 million to $908 million, primarily driven by business growth.

•	Net earnings totaled $499 million compared to $582 million in the first quarter of 2016.
Balance Sheet

•	Period-end loan receivables growth remained strong at 11%, primarily driven by purchase volume growth of 7% and average active account growth of 5%.

•	Deposits grew to $52 billion, up $7 billion, or 15%, and comprised 72% of funding compared to 69% last year.

•	The Company’s balance sheet remained strong with total liquidity (liquid assets and undrawn credit facilities) of $22 billion, or 24% of total assets.

•	The estimated Common Equity Tier 1 ratio under Basel III subject to transition provisions was 18.0% and the estimated fully phased-in Common Equity Tier 1 ratio under Basel III was 17.7%.
Key Financial Metrics

•	Return on assets was 2.3% and return on equity was 14.1%.

•	Net interest margin increased 34 basis points to 16.18%.

•	Efficiency ratio was 30.3%, compared to 30.4% in the first quarter of 2016, driven by positive operating leverage arising from strong revenue growth that exceeded expense growth.
Credit Quality

•	Loans 30+ days past due as a percentage of total period-end loan receivables were 4.25% compared to 3.85% last year.

•	Net charge-offs as a percentage of total average loan receivables were 5.33% compared to 4.74% last year.

•	The allowance for loan losses as a percentage of total period-end loan receivables was 6.37% compared to 5.50% last year.

Sales Platforms

•
Retail Card interest and fees on loans increased 10%, driven primarily by purchase volume growth of 7% and period-end loan receivables growth of 11%. Average active account growth was 4%. Loan receivables growth was broad-based across partner programs.

•
Payment Solutions interest and fees on loans increased 13%, driven primarily by purchase volume growth of 9% and period-end loan receivables growth of 14%. Average active account growth was 12%. Loan receivables growth was led by the home furnishings and automotive.

•
CareCredit interest and fees on loans increased 11%, driven primarily by purchase volume growth of 10% and period-end loan receivables growth of 11%. Average active account growth was 9%. Loan receivables growth was led by the dental and veterinary specialties.

Corresponding Financial Tables and Information
No representation is made that the information in this news release is complete. Investors are encouraged to review the foregoing summary and discussion of Synchrony Financial's earnings and financial condition in conjunction with the detailed financial tables and information that follow and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed February 23, 2017, and the Company’s forthcoming Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. The detailed financial tables and other information are also available on the Investor Relations page of the Company’s website at www.investors.synchronyfinancial.com. This information is also furnished in a Current Report on Form 8-K filed with the SEC today.
Conference Call and Webcast Information
On Friday, April 28, 2017, at 8:30 a.m. Eastern Time, Margaret Keane, President and Chief Executive Officer, and Brian Doubles, Executive Vice President and Chief Financial Officer, will host a conference call to review the financial results and outlook for certain business drivers. The conference call can be accessed via an audio webcast through the Investor Relations page on the Synchrony Financial corporate website, www.investors.synchronyfinancial.com, under Events and Presentations. A replay will be available on the website or by dialing (888) 843-7419 (U.S. domestic) or (630) 652-3042 (international), passcode 12017#, and can be accessed beginning approximately two hours after the event through May 12, 2017.
About Synchrony Financial
Synchrony Financial (NYSE: SYF) is one of the nation’s premier consumer financial services companies. Our roots in consumer finance trace back to 1932, and today we are the largest provider of private label credit cards in the United States based on purchase volume and receivables.* We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers to help generate growth for our partners and offer financial flexibility to our customers. Through our partners’ over 365,000 locations across the United States and Canada, and their websites and mobile applications, we offer our customers a variety of credit products to finance the purchase of goods and services. Synchrony Financial offers private label and co-branded Dual Card™ credit cards, promotional financing and installment lending, loyalty programs and FDIC-insured savings products through Synchrony Bank. More information can be found at www.synchronyfinancial.com, facebook.com/SynchronyFinancial,www.linkedin.com/company/synchrony-financial and twitter.com/SYFNews.

*Source: The Nilson Report (May 2016, Issue # 1087) - based on 2015 data.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains certain forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “targets,” “outlook,” “estimates,” “will,” “should,” “may” or words of similar meaning, but these words are not the exclusive means of identifying forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include global political, economic, business, competitive, market, regulatory and other factors and risks, such as: the impact of macroeconomic conditions and whether industry trends we have identified develop as anticipated; retaining existing partners and attracting new partners, concentration of our revenue in a small number of Retail Card partners, promotion and support of our products by our partners, and financial performance of our partners; cyber-attacks or other security breaches; higher borrowing costs and adverse financial market conditions impacting our funding and liquidity, and any reduction in our credit ratings; our ability to securitize our loans, occurrence of an early amortization of our securitization facilities, loss of the right to service or subservice our securitized loans, and lower payment rates on our securitized loans; our ability to grow our deposits in the future; changes in market interest rates and the impact of any margin compression; effectiveness of our risk management processes and procedures, reliance on models which may be inaccurate or misinterpreted, our ability to manage our credit risk, the sufficiency of our allowance for loan losses and the accuracy of the assumptions or estimates used in preparing our financial statements; our ability to offset increases in our costs in retailer share arrangements; competition in the consumer finance industry; our concentration in the U.S. consumer credit market; our ability to successfully develop and commercialize new or enhanced products and services; our ability to realize the value of strategic investments; reductions in interchange fees; fraudulent activity; failure of third parties to provide various services that are important to our operations; disruptions in the operations of our computer systems and data centers; international risks and compliance and regulatory risks and costs associated with international operations; alleged infringement of intellectual property rights of others and our ability to protect our intellectual property; litigation and regulatory actions; damage to our reputation; our ability to attract, retain and motivate key officers and employees; tax legislation initiatives or challenges to our tax positions and state sales tax rules and regulations; a material indemnification obligation to GE under the tax sharing and separation agreement with GE if we cause the split-off from GE or certain preliminary transactions to fail to qualify for tax-free treatment or in the case of certain significant transfers of our stock following the split-off; regulation, supervision, examination and enforcement of our business by governmental authorities, the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the impact of the Consumer Financial Protection Bureau’s regulation of our business; impact of capital adequacy rules and liquidity requirements; restrictions that limit our ability to pay dividends and repurchase our common stock, and restrictions that limit Synchrony Bank’s ability to pay dividends to us; regulations relating to privacy, information security and data protection; use of third-party vendors and ongoing third-party business relationships; and failure to comply with anti-money laundering and anti-terrorism financing laws.

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this news release and in our public filings, including under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed on February 23, 2017. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Non-GAAP Measures
The information provided herein includes measures we refer to as “tangible common equity” and certain capital ratios, which are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, please see the detailed financial tables and information that follow. For a statement regarding the usefulness of these measures to investors, please see the Company’s Current Report on Form 8-K filed with the SEC today.